EXHIBIT 99.(d)(2)

ALSIUS CORPORATION

2006 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Alsius Corporation, a Delaware corporation (the "Company"), hereby grants Restricted Stock Units ("RSUs") to the Holder named below.  The terms and conditions of this RSU award are set forth in this cover sheet, in the attached Restricted Stock Unit Award Agreement and in the Alsius Corporation 2006 Equity Incentive Plan (the "Plan").

Date of Grant:	________________, 2008

Name of Holder:	_______________________

Holder’s Social Security Number:	____-____-_____

Number of RSUs Awarded:	______________

Fair Market Value of a Share on Date of RSU Grant	$_____.___

Vesting Schedule:
The RSUs will vest in three equal annual installments following the grant date conditioned on the Holder providing Continuous Service to the Company.  If a Holder's Continuous Service is terminated by the Company without Cause, the RSUs subject to vesting during such year will be accelerated on a pro-rated basis through the date of termination.

Acceleration of Vesting after a Corporate Transaction if you are then still in Continuous Service:
[FOR EXECUTIVE OFFICERS:  Your unvested RSUs will accelerate in full upon a "Corporate Transaction" (as defined in the Plan).]

[FOR ALL OTHER PERSONS:    50% of the then unvested RSUs will accelerate upon a "Corporate Transaction" (as defined in the Plan).  The balance of the RSUs that are unvested after such Corporate Transaction will continue to vest on a pro-rata basis in accordance with the original vesting schedule shown above, unless your Continuous Service to the Company is terminated by the Company without Cause, in which case all unvested RSUs will automatically vest upon such termination.]

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Restricted Stock Unit Award Agreement and in the Plan.  You are also acknowledging receipt of this Agreement and a copy of the Plan and the Plan prospectus.

Holder: ________________________________________________________________________________________________________________________
(Signature)

Company:  _____________________________________________________________________________________________________________________
(Signature)

Title:   _________________________________________________________________________________________________________________________

Attachment

ALSIUS CORPORATION

2006 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by this reference.  You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.  Unless otherwise defined in this Agreement, certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award of restricted stock units ("RSUs").  Any prior agreements, commitments or negotiations are superseded.

Award of Restricted Stock Units	Alsius Corporation awards you the number of RSUs shown on the cover sheet of this Agreement. The Award is subject to the terms and conditions of this Agreement and the Plan.

Vesting	Subject to the limitations contained herein, your RSUs will vest as provided in the cover sheet to this Agreement, provided that vesting will cease upon the termination of your Continuous Service.

Cause
For purposes of this Agreement, "Cause" shall be defined to be any of the following, each as determined in the discretion of the Company's (or its successor's) Board of Directors or Chief Executive Officer: (i) the Holder's dereliction of his or her duties, (ii) the Holder's material violation of Company policy, or (iii) the Holder's conviction of, or guilty plea to, a crime against the Company or one which reflects negatively on the reputation of the Company.  Notwithstanding the foregoing, for vice presidents and above, Holder's Continuous Service shall not be deemed to have been terminated for "Cause" under (ii) above unless and until there shall have been delivered to the Holder a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Holder and an opportunity for the Holder, together with the Holder's counsel (if the Holder chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Holder had committed an act constituting "Cause" and specifying the particulars thereof in detail.  Nothing herein will limit the right of the Holder or his beneficiaries to contest the validity or propriety of any such determination.

Settlement
To the extent an RSU becomes vested and subject to your satisfaction of any tax withholding obligations as discussed below, each vested RSU will entitle you to receive one share of common stock of the Company (a "Share") which will be distributed to you on the applicable vesting date(s) (or the first business day thereafter if the vesting date is not a business day) in exchange for such RSU.  Issuance of Shares shall be in complete satisfaction of such vested RSUs.  Such settled RSUs shall be immediately cancelled and no longer outstanding and you shall have no further rights or entitlements related to those settled RSUs.

No Assignment
RSUs shall not be sold, anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law.  However, this shall not preclude a transfer of vested RSUs by will or by the laws of descent and distribution.  In addition, pursuant to Company procedures, you may designate a beneficiary who will receive any outstanding vested RSUs in the event of your death.

Leaves of Absence
For purposes of this Agreement, while you are a common-law employee, your Continuous Service does not terminate when you go on a bona fide leave of absence that was approved by the Company (or its parent, subsidiary or affiliate) in writing, if the terms of the leave provide for continued Continuous Service crediting, or when Continuous Service crediting is required by applicable law.  Your Continuous Service terminates in any event when the approved leave ends, unless you immediately return to active work.

The Company determines which leaves count for this purpose, and when your Continuous Service terminates for all purposes under the Plan.

Voting and Other Rights
A Holder of RSUs shall have no rights other than those of a general creditor of the Company.  Subject to the terms of this Agreement, a Holder of RSUs has none of the rights and privileges of a stockholder of the Company, including no right to vote or to receive dividends (if any).  Subject to the terms and conditions of this Agreement, RSUs create no fiduciary duty of the Company to you and only represent an unfunded and unsecured contractual obligation of the Company.  The RSUs shall not be treated as property or as a trust fund of any kind.

You, or your estate or heirs, have no rights as a stockholder of the Company until a certificate for your Shares has been issued.  No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Restrictions on Issuance	The Company will not issue any Shares if the issuance of such Shares at that time would violate any law or regulation.

Taxes and Withholding
You will be solely responsible for payment of any and all applicable taxes associated with this Award.

The delivery to you of any Shares underlying vested RSUs will not be permitted unless and until you have satisfied any withholding or other taxes that may be due.  As a condition of this Award and the settlement of the vested RSUs hereunder, you must make arrangements with the Company for the withholding and payment of applicable taxes, if any.

Code Section 409A
This Award will be administered and interpreted to comply with Code Section 409A.

Notwithstanding anything to the contrary, if, upon your "separation from service" (as defined in Code Section 409A), you are then a Company "specified employee" (as defined in Code Section 409A), then to the extent necessary to comply with Code Section 409A, the Company shall defer payment of certain of the amounts owed to you under this Agreement until the earlier of (i) ten (10) days after the Company receives notification of your death or (ii) the first business day of the seventh month following your separation from service.  Any such delayed payments shall be made to you (or your beneficiaries) without interest.

No Retention Rights
This Agreement is not an employment agreement and does not give you the right to be retained in any capacity by the Company (or its parent, subsidiaries or affiliates).  The Company (or its parent, subsidiaries or affiliates) reserves the right to terminate your Continuous Service at any time and for any reason.

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of outstanding RSUs covered by this Award may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your RSUs shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Plan Terms Govern
The grant of this Award and the settlement of vested RSUs are subject to the provisions of the Plan and any rules that the Administrator may prescribe.  In the event of any conflict between the terms of the Plan, the terms of this Agreement, the terms of the Plan shall control.

Notice
Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices.  Any notice to be given or delivered to you relating to this Agreement shall be in writing and addressed to you at such address of which you advise the Company in writing.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

Applicable Law
In accepting the Award, you agree to comply with all applicable laws, regulations and rules of governing state and federal governmental agencies as well as the applicable regulations and rules of any stock exchange on which the securities of the Company are traded, and any policies as now or hereafter established by the Company, with regard to the Award.  You acknowledge and agree that you may be required to disgorge any and all gains and payments under the Award to the extent required by applicable laws, stock exchange regulations and rules, and the policies of the Company.   This Award shall be construed and administered as necessary to comply with Section 409A of the Code.  This Award is granted under and governed by the terms and conditions of this Agreement and the Plan, a copy of which is attached and made a part of this instrument.

This Agreement will be interpreted and enforced under the laws of the State of California.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.